Exhibit 4.9

THE SECURITIES REPRESENTED BY THIS SECURED NOTE, INCLUDING THE  QUALIFIED SECURITIES INTO WHICH THIS SECURED NOTE MAY BE CONVERTED, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE OFFERED FOR SALE OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR UPON ISSUANCE OF AN OPINION OF COUNSEL (SATISFACTORY TO THE COMPANY) THAT SUCH SALES ARE PERMISSIBLE UNDER RULE 144 OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

NUVEL HOLDINGS, INC.

SECURED CONVERTIBLE PROMISSORY NOTE

$ [__________]	Dated: __________ ___, 201__
(Original Principal Amount)	(“Issuance Date”)

           FOR VALUE RECEIVED, Nuvel Holdings, Inc., a company organized under the laws of Florida (the “Company” or the “Maker”), hereby promises to pay to ___________ (the “Payee”), or its registered assigns, the principal amount of ________________ ($_______USD) together with interest thereon calculated from the Issuance Date in accordance with the provisions of this Secured Convertible Promissory Note (as amended, modified and supplemented from time to time, this “Secured Note” and together with any other Secured Notes issued in the Secured Note Issuance (as defined below) or upon transfer or exchange, the “Secured Notes”).  Capitalized terms not defined in this Secured Note shall have the meaning ascribed to them in the Secured Convertible Promissory Note Subscription Agreement (the “Subscription Agreement”), dated as of the Issuance Date, between the Company and the Payee.

           Certain capitalized terms are defined in Section 10 hereof.

           1.           Interest.  Interest shall accrue at a rate equal to 8% per annum (the “Interest Rate”) beginning on the Issuance Date on the unpaid principal amount of this Secured Note and shall be payable in cash or in shares of the Company’s common stock, par value $.001 (“Common Stock”) at the Conversion Price (as defined below) on the Maturity Date (as defined below); provided, that so long as any Event of Default has occurred and is continuing, interest shall be deemed to accrue, to the extent permitted by law, at the lesser of 18% per annum or the maximum amount permitted by applicable law, retroactive to the Issuance Date on the unpaid principal amount of this Secured Note outstanding from time to time through the date on which such Event of Default ceases to exist.  Interest shall be computed on the basis of the actual number of days elapsed and a 360-day year.

2.           Maturity Date. The entire principal amount of this Secured Note and all accrued but unpaid interest thereon shall be due and payable in full in cash in immediately available funds on first anniversary (the “Maturity Date”); provided, that, the Company shall have the option to extend the Maturity Date by one additional 60-day period (the “Extension Options”). In the event that the Extension Option is exercised, the interest rate shall increase to 10% per annum, to be applied retroactively from the Issuance Date. Any overdue principal and overdue interest together with any interest thereon, shall be due and payable upon demand.  In the event the Company elects to exercise the Extension Option it shall provide the Payee and the Collateral Agent (as defined in the Security and Collateral Agent Agreement) with at least 10 Business Days written notice prior to the Maturity Date.  For purposes of this Secured Note, “Business Day” shall mean a day during which banks are open for business in New York, New York.

3.          Conversion.

(i)      Mandatory Conversion.  In the event a Qualified Financing (as defined below) is consummated by the Company, any and all outstanding principal and accrued but unpaid interest of the Secured Note shall automatically convert (the “Conversion Amount”) into shares of Common Stock (“Conversion Shares”) at a conversion price (the “Mandatory Conversion Price”)  equal to 90% of the per share price of the Qualified Securities (as defined below), subject to adjustment to reflect forward or reverse stock splits, recapitalizations, stock dividends as set forth herein.  For purposes of this Section, the term “Qualified Financing” is defined as the sale for cash by the Company of debt or equity securities (the “Qualified Securities”) generating aggregate gross proceeds of at least $2,000,000 (including for such purpose debt canceled through conversion of principal and interest with respect to the Secured Notes but deducting any repayment in cash of principal and interest with respect to the Secured Notes).

(ii)      Optional Conversion. The Payee shall have the right to convert any and all outstanding principal and accrued but unpaid interest of the Secured Note prior to Maturity Date or the occurrence of a Qualified Financing into shares of the Company’s Common Stock at the conversion price of $0.18 (the “Optional Conversion Price,” together with the Mandatory Conversion Price, referred to as the “Conversion Price”) subject to adjustment to reflect forward or reverse stock splits, recapitalizations, stock dividends as set forth herein.

(iii)     Except as otherwise expressly provided herein, the conversion of this Secured Note under Section 3(i) above, in the event of a Qualified Financing, shall be deemed to have been effected on the date of the Qualified Financing once this Secured Note has been surrendered, for conversion at the principal office of the Company or acquirer. If the Payee elects to convert any portion of the Note pursuant to Section 3(ii) hereof, the Payee may send a facsimile transmission or e-mail (or other reasonable means of communication) of a Notice of Conversion in the form of Annex I (“Notice of Conversion”), the Borrower shall issue and deliver or cause to be issued and delivered to or upon the order of the Holder certificates for the Common Stock issuable upon such conversion within five (5) business days after such receipt (and, solely in the case of conversion of the entire unpaid principal amount hereof, surrender of this Secured Note) in accordance with the terms hereof and the Subscription Agreement. At such time as such conversion has been effected, the rights of the holder of this Secured Note as the holder of such Secured Note shall cease (with respect to the amount so converted), and the Person or Persons in whose name or names any certificate or certificates for Qualified Securities are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Qualified Securities represented thereby.

(iv)    No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Secured Note.  In lieu of issuance of a fractional share upon any exercise hereunder, the Company will either round up to nearest whole number of shares or pay the cash value of that fractional share, which cash value shall be calculated on the basis of the Conversion Price.

(v)     As soon as possible after the conversion has been effected (but in any event within five Business Days), the Company shall deliver to the converting holder a certificate or certificates representing the Conversion Shares issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified.

(vi)    The issuance of certificates for Conversion Shares upon conversion of this Secured Note shall be made without charge to the holder hereof in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of Conversion Shares. Upon conversion of this Secured Note, the Company shall take all such actions as are necessary in order to ensure that Conversion Shares shall be validly issued, fully paid and nonassessable.

(v)           The Company shall not close its books against the transfer of this Secured Note in any manner which interferes with the timely conversion of this Secured Note. The Company shall assist and cooperate with any holder of this Secured Note required to make any governmental filings or obtain any governmental approval prior to or in connection with the conversion of this Secured Note (including, without limitation, making any filings required to be made by the Company).

                      (vi)           The Company shall at all times reserve and keep available out of its authorized but unissued shares of the Company’s Common Stock, solely for the purpose of issuance upon conversion hereunder, such number of Conversion Shares issuable upon conversion. All shares of such capital stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges.  The Company shall take all such actions as may be necessary to assure that all such shares of capital stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which such shares of capital stock.

                      (vii)           Notwithstanding any other provision of this Section 3 to the contrary, the Payee shall not be entitled to convert this Note in excess of that number of shares of Common Stock which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the Payee and its affiliates to exceed 9.99% of the outstanding shares of the Common Stock following such conversion. For purposes of the foregoing provision, the aggregate number of shares of Common Stock beneficially owned by the Payee and its affiliates shall include the number of shares of Common Stock beneficially owned and those shares issuable upon conversion of this Note, but shall exclude the number of shares of Common Stock that would be issuable upon exercise or conversion of the unexercised or unconverted portion of any other securities of the Company into Common Stock beneficially owned by the Payee and its affiliates that are subject to a limitation on conversion or exercise analogous to the limitation contained in this Note. For purposes of this Section 3, in determining the number of outstanding shares of Common Stock the Payee may rely on the number of outstanding shares of Common Stock as reflected in (a) the Company’s most recent Form 10-Q or Form 10-K, as the case may be, or (b) a more recent public announcement by the Company or (c) any other written communication by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the reasonable written or oral request of the Payee, the Company shall promptly confirm orally and in writing to the Payee the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any conversions, exercises or purchases by the Payee since the date as of which such number of outstanding shares of Common Stock was reported. Except as otherwise set forth herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended; provided, further, however, that the limitations on conversion may be waived by the Holder upon, at the election of the Holder, not less than 61 days’ prior notice to the Borrower, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver). If the foregoing 9.99% limitation is ever reached and the Payee desires to convert this Secured Note or part thereof into equity, the Company will acknowledge the conversion in writing, but not issue the Payee any additional shares of Common Stock at that point. Under such circumstances the Payee will have the right to receive additional shares of Common Stock as a result of the conversion only at such point and to the extent that its beneficial ownership subsequently becomes less than 9.99% and such issuance will not cause the Payee’s beneficial ownership to exceed 9.99%. Upon written notice to this effect given by the Payee, the Company will issue such additional shares promptly following a determination by the Company that delivery of such additional shares of Common Stock to the Payee will not cause Payee’s beneficial ownership to exceed 9.99%.

            4.           Prepayment.  Except as otherwise set forth herein, the Company may prepay the Secured Note in whole or part without the prior written consent of the Payee.

            5.           Seniority.  This Secured Note is ranking pari passu with the security interest granted to that certain secured convertible promissory note issued in the name of Alpha Capital Anstalt but otherwise senior to all other debt of the Company (excluding trade payables incurred in the ordinary course of business), whether now or hereinafter existing. This Secured Note has a first priority security interest in the collateral as more full described in the Security Agreement.

            6.           Method of Payments.

                      (i)           Payment.  So long as the Payee or any of its nominees shall be the holder of any Secured Note, and notwithstanding anything contained elsewhere in this Secured Note to the contrary, the Company will pay all sums for principal, interest, or otherwise becoming due on this Secured Note held by the Payee or such nominee not later than 1:00 p.m. New York time, on the date such payment is due, in immediately available funds, in accordance with the payment instructions that the Payee may designate in writing, without the presentation or surrender of such Secured Note or the making of any notation thereon. Any payment made after 1:00 p.m. New York time, on a Business Day will be deemed made on the next following Business Day. If the due date of any payment in respect of this Secured Note would otherwise fall on a day that is not a Business Day, such due date shall be extended to the next succeeding Business Day, and interest shall be payable on any principal so extended for the period of such extension. All amounts payable under this Secured Note shall be paid free and clear of, and without reduction by reason of, any deduction, set-off or counterclaim. The Company will afford the benefits of this Section to the Payee and to each other Person holding this Secured Note.

(ii)           Subsequent Financings. So long as any Secured Note is issued and outstanding, the Company shall use its best efforts to repay the Secured Notes with any funds that it may receive from any subsequent financings; provided however, that the Company shall be permitted to retain at least $300,000 from the proceeds of any subsequent financing for purposes including but not limited to operation, working capital and repayment of debt.

(iii)           Transfer and Exchange. Upon surrender of this Secured Note for registration of transfer or for exchange to the Company at its principal office, the Company at its sole expense will execute and deliver in exchange therefor a new Secured Note or Secured Notes, as the case may be, as requested by the holder or transferee, which aggregate principal amount is equal the unpaid principal amount of such Secured Note, registered as such holder or transferee may request, dated so that there will be no loss of interest on the Secured Note, and otherwise of like tenor; provided that this Secured Note may not be transferred by Payee to any Person other than Payee’s affiliates without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed). The issuance of new Secured Note(s) shall be made without charge to the holder(s) of the surrendered Secured Note for any issuance tax in respect thereof or other cost incurred by the Company in connection with such issuance, provided that each transferring holder of a Secured Note shall pay any transfer taxes associated therewith. The Company shall be entitled to regard the registered holder of this Secured Note as the holder of the Secured Note so registered for all purposes until the Company or its agent, as applicable, is required to record a transfer of this Secured Note on its register.

(iv)           Replacement. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Secured Note and, in the case of any such loss, theft or destruction of this Secured Note, upon receipt of an indemnity reasonably satisfactory to the Company or, in the case of any such mutilation, upon the surrender and cancellation of such Secured Note, the Company, at its expense, will execute and deliver, in lieu thereof, a new Secured Note of like tenor and dated the date of such lost, stolen, destroyed or mutilated Secured Note.

           7.           Redemption.

(i)             Optional Redemption. In the event of a sale of the Company or the sale of all or substantially all of the Company’s assets at any time or other transaction pursuant to which the owners of 100% of the capital stock of the Company prior to such transaction own less than 50% of the capital stock of the Company after such transaction (except for the Qualified Financing), in either case prior to the Maturity Date (a “Change of Control Transaction”), the Payee shall have the option to cause the Company to redeem this Secured Note (“Optional Redemption”) for a payment equal to 200% of the outstanding principal on this Note at the time of redemption (such amount, the “Redemption Amount”).  The Payee shall notify the Company of its intent to exercise this Optional Redemption by delivering a notice of redemption to the Company (the “Notice of Redemption”) which notice shall specify (i) the date for such Optional Redemption (the “Redemption Payment Date”), which date must be not later than ten (10) business days after the date of the Notice of Redemption (the “Redemption Period”) and (ii) Payee’s wire instructions. On the Redemption Payment Date, the Redemption Amount shall be paid in immediately available funds to an account specified by the Subscriber in the Notice of Redemption.

(ii)              Change of Control Notice. If the Company intends to enter into a Change of Control Transaction prior to the Maturity Date, then the Company shall provide five (5) business days prior written notice of such Change of Control Transaction to the Payee. Upon receipt of any such notice of a Change of Control Transaction, the Payee shall have the right to exercise the Optional Redemption described in Section 7(i) above.

8.           Events of Default. If any of the following events takes place before the repayment in full of this Secured Note (each, an “Event of Default”), the Majority Holders at their option may declare all principal and accrued and unpaid interest thereon and all other amounts payable under this Secured Note immediately due and payable; provided, however, that this Secured Note shall automatically become due and payable without any declaration in the case of an Event of Default specified in clause (iii) or (v), below:

(i)           the Company fails to make payment of any amount when due under this Secured Note;

(ii)          A receiver, liquidator or trustee of Company or any substantial part of the Company’s assets or properties is appointed by a court order;

(iii)           the Company is adjudicated bankrupt or insolvent;

(iv)           Any of the Company’s property is sequestered by or in consequence of a court  order and such order remains in effect for more than 30 days;

(v)           the Company files a petition in voluntary bankruptcy or requests reorganization  under any provision of any bankruptcy, reorganization or insolvency law or consents to the filing of any petition against it under such law;

(vi)           Any petition against the Company is filed under bankruptcy, receivership or insolvency law which is not dismissed within 60 days;

(vii)           the Company makes a formal or informal general assignment for the benefit of its creditors, or admits in writing its inability to pay debts generally when they become due, or consents to the appointment of a receiver or liquidator of Company or of all or any part of its property;

(viii)           an attachment or execution is levied against any substantial part of Company’s assets that is not released within 30 days;

(ix)           the Company dissolves, liquidates or ceases business activity, or transfers any major portion of its assets other than in the ordinary course of business;

(x)           the Company breaches any covenant or agreement on its part contained in this Secured Note or any of the other Offering Documents;

(xi)           any material inaccuracy or untruthfulness of any representation or warranty of the Company set forth in this Secured Note, the Subscription Agreement or the other Offering Documents; or

(xii)           There has been an Event of Default under any of the Offering Documents.

9.      Definitions.

“Business Day”  means  a day  (other than a Saturday or Sunday) on which banks generally are open in New York, New York for the conduct of substantially all of their activities.

“Person” means any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a limited liability company, a trust or other entity.

“Secured Noteholder” with respect to any Secured Note, means at any time each Person then the record owner hereof and “Secured Noteholders” means all of such Secured Noteholders collectively.

“Secured Note Issuance” or “Offering” shall mean the Secured Convertible Promissory Notes issued by the Company to the Payee and other Secured Noteholders (each in substantially the form of this Secured Note) in the original principal amount not to exceed $1,000,000 in the aggregate unless increased by the Company.

            10.           Expenses of Enforcement, etc. The Company agrees to pay all reasonable fees and expenses incurred by the Payee in connection with any amendments, modifications, waivers, extensions, renewals, renegotiations or “workouts” of the provisions hereof or incurred by the Payee in connection with the enforcement or protection of its rights in connection with this Secured Note, or in connection with any pending or threatened action, proceeding, or investigation relating to the foregoing, including but not limited to the reasonable fees and disbursements of counsel for the Payee. The Company indemnifies the Payee and its directors, managers, affiliates, partners, members, officers, employees and agents against, and agrees to hold the Payee and each such person and/or entity harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against the Payee or any such person and/or entity arising out of, in any way connected with, or as a result of (i) the consummation of the loan evidenced by this Secured Note and the use of the proceeds thereof or (ii) any claim, litigation, investigation or proceedings relating to any of the foregoing, whether or not the Payee or any such person and/or entity is a party thereto other than any loss, claim, damage, liability or related expense incurred or asserted against the payee or any such person on account of the payee’s or such person’s gross negligence or willful misconduct. Notwithstanding the foregoing, with respect to the indemnification obligations of the Company hereunder, (i) the Company’s aggregate liability under this Secured Note to the Payee shall not exceed the aggregate principal amount of the Secured Note and all accrued and unpaid interest thereon and (ii) indemnified liabilities shall not include any liability of any indemnitee arising out of such indemnitee’s gross negligence. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

           11.           Amendment and Waiver. The provisions of this Secured Note may not be modified, amended or waived, and the Company may not take any action herein prohibited, or omit to perform any act herein required to be performed by it, without the written consent of the Majority Holders; provided, however, that any amendment to this Secured Note which (i) changes the Interest Rate in Section 1 hereof, (ii) changes the Maturity Date in Section 2 hereof or (iii) adversely affects the Payee’s ability to convert or to refrain from converting this Secured Note in its sole discretion pursuant to Section 3 hereof, must be approved in writing by the Payee.

           12.           Remedies Cumulative. No remedy herein conferred upon the Payee is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

13.           Remedies Not Waived. No course of dealing between the Company and the Payee or any delay on the part of the Payee in exercising any rights hereunder shall operate as a waiver of any right of the Payee.

14.           Assignments. The Payee may assign, participate, transfer or otherwise convey this Secured Note and any of its rights or obligations hereunder or interest herein, in whole or part,  to any other Person and this Secured Note shall inure to the benefit of the Payee’s successors and assigns. The Company shall not assign or delegate this Secured Note or any of its liabilities or obligations hereunder.

15.           Headings. The headings of the sections and paragraphs of this Secured Note are inserted for convenience only and do not constitute a part of this Secured Note.

16.           Severability. If any provision of this Secured Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Secured Note will remain in full force and effect. Any provision of this Secured Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held  invalid or unenforceable.

17.           Cancellation. After all principal, premiums (if any) and accrued interest at any time owed on this Secured Note have been paid in full, or this Secured Note has been converted this Secured Note will be surrendered to the Company for cancellation and will not be reissued.

18.           Maximum Legal Rate. If at any time an interest rate applicable hereunder exceeds the maximum rate permitted by law, such rate shall be reduced to the maximum rate so permitted by law.

           19.           Place of Payment and Notices. Unless otherwise stated herein, payments of principal and interest are to be delivered to the Secured Noteholder of this Secured Note at the address provided by the Payee in the Note Subscription Agreement, or at such other address as such Secured Noteholder has specified by prior written notice to the Company. No notice shall be deemed to have been delivered until the first Business Day following actual receipt thereof at the foregoing address.

           20.           Waiver of Jury Trial. The Payee and the Company each hereby waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Secured Note and/or the transactions contemplated hereunder.

           21.           Submission to Jurisdiction.

(i)           Any legal action or proceeding with respect to this Secured Note may be brought in the courts of the State of New York or of the United States of America sitting in New York County, and, by execution and delivery of this Secured Note, the Company hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.

(ii)           The Company hereby irrevocably waives, in connection with any such action or proceeding, any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(iii)           Nothing herein shall affect the right of the Payee to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.

22.           GOVERNING LAW. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS SECURED NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

[SIGNATURE PAGE FOLLOWS]

           IN WITNESS WHEREOF, the Company has executed and delivered this Secured Convertible Promissory Note on the Issuance Date first written above.

COMPANY:

NUVEL HOLDINGS, INC.

By:  /s/       Jay Elliot
Name:         Jay Elliot
Title:           Chairman

[SIGNATURE PAGE TO SECURED CONVERTIBLE PROMISSORY NOTE]

ANNEX I

NOTICE OF CONVERSION

The undersigned hereby elects to convert $_________________ principal amount of the Note (defined below) into that number of shares of Common Stock to be issued pursuant to the conversion of the Note (“Common Stock”) as set forth below, of Nuvel Holdings, Inc., a Florida corporation (the “Company”) according to the conditions of the secured convertible promissory note of the Company dated as of ____________, 2014 (the “Note”), as of the date written below.  No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Box Checked as to applicable instructions:

☐
The Company shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DWAC Transfer”).

Name of DTC Prime Broker:
Account Number:

☐
The undersigned hereby requests that the Company issue a certificate or certificates for the number of shares of Common Stock set forth below (which numbers are based on the Holder’s calculation attached hereto) in the name(s) (with respective residence address) specified immediately below or, if additional space is necessary, on an attachment hereto:

_____________________
_____________________
_____________________

Date of Conversion:	______________

Applicable Conversion Price:	$_____________

Number of Shares of Common Stock to be Issued Pursuant to Conversion of the Note:	______________

Amount of Principal Balance Due remaining Under the Note after this conversion:	______________

By:         _____________________________
Name:    _____________________________
Title:      _____________________________

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